Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Applauds National Kidney Foundation's Guidance about
Testing for Chronic Kidney Disease; LabCorp's CKD Program Provides Clinically
Significant Data to Assist Diagnosis and Treatment

Burlington, NC, August 14, 2013 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) applauds the recent recommendation of the National Kidney Foundation (NKF) that all persons age 60 or older receive urine screening for chronic kidney disease (CKD), defined as abnormalities of kidney structure or loss of kidney function over time. This recommendation is an expansion of prior screening guidelines that were based on the presence of diabetes, hypertension and other risk factors not specifically based on age. The NKF's announcement responds to a study by a team of researchers from Johns Hopkins University published in the most recent issue of the American Journal of Kidney Diseases, which found that nearly six in ten Americans (59.1%) will develop at least moderate kidney disease in their lifetimes, more than will develop heart disease, diabetes, or invasive cancer. Pointing to the study, the NKF calls on physicians and patients to practice primary prevention more aggressively, and specifically to add urine albumin testing to annual physical examinations for high-risk groups - those aged 60 or older and with high blood pressure or diabetes - to foster earlier diagnosis of kidney damage. Because CKD is substantially underdiagnosed today, it is associated with high morbidity and mortality and is extremely costly.
The NKF estimates that 26 million Americans, most of them undiagnosed, currently have CKD. In its earlier stages, CKD may have no symptoms and can best be detected through routine laboratory testing. LabCorp offers testing to detect the presence of albumin in the urine, which helps detect kidney damage beyond that which tends to occur with normal aging, and a serum creatinine test, from which the estimated glomerular filtration rate (eGFR), a measure of kidney function, is calculated. As the disease progresses, complications, including cardiovascular disease, anemia, dyslipidemia, bone disorders, and other problems, frequently develop. Earlier diagnosis of moderate CKD can help to delay or stop progression of CKD through lifestyle changes or medication before those complications arise and can help prevent kidney failure requiring dialysis or a kidney transplant.
LabCorp has developed innovative programs to assist clinicians and patients in diagnosing and treating CKD and other chronic diseases. LabCorp provides patient-specific results based on the leading international clinical practice guidelines for CKD (Kidney Disease: Improving Global Outcomes, or KDIGO®).  LabCorp physicians can easily request that the CKD report be added to any of their usual chemistry profiles (that include serum creatinine) by selecting the additional option: LabCorp CKD Report (910343). These support tools now accompany millions of test results from LabCorp.
Increased disease awareness, among both physicians and patients, is the first step toward making an impact in CKD treatment. “These expanded screening guidelines will assist in the detection of CKD in more individuals that are currently undiagnosed and untreated, and should help more patients get treatment before serious CKD complications arise,” said Dr. Mark Brecher, LabCorp's Chief Medical Officer. “The LabCorp CKD Program is another example of LabCorp's focus on providing physicians and their patients with clinically significant data that will lead to earlier and better treatment and improved health outcomes.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.